EXHIBIT 99.1

Harsco Completes Acquisition of Excell

Acquisition Will Be Immediately Accretive to Harsco's Earnings

HARRISBURG, Pa., Feb. 6, 2007 (PRIME NEWSWIRE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) announced today that it has completed its previously announced acquisition of Excell Materials, Inc., a multinational company that extracts high-value metals content on behalf of leading steelmakers and also specializes in the development of minerals technologies for commercial applications. The acquisition was completed on terms consistent with those previously announced and is expected to be immediately accretive to Harsco's earnings.

Excell posted 2006 sales in excess of $100 million and maintains operations at nine locations in the United States, Canada, Brazil, and South Africa. The company has also established a presence in Europe for future expansion. Excell serves a number of leading U.S. and international steel producers by extracting high-value metallic content from steel slag for production re-use. Excell's processes address the steel industry's increasing worldwide demand for environmentally responsible handling and recycling of its residual materials.

The addition of Excell also positions Harsco in the growing minerals technologies business sector, where Excell serves the commercial turf/agriculture and cement markets with a range of mineral-based products that include Reclime(r), an agricultural liming material; Excellerator, a specialty fertilizer rich in soluble silicon that is demonstrating positive results in improving turfgrass performance on golf courses and high-wear sports surfaces; several mineral-based agricultural fertilizers for use with a range of commercial crops including corn, rice, wheat and sugarcane; and a cement product, Excell Select, an engineered supplementary cementitious material developed to meet cement users' needs for high-performance concrete.

Excell joins Harsco's Mill Services Segment and will also share technologies and resources with the Company's Reed Minerals division, a market leader in the production of mineral abrasives and roofing granules from slag materials. "We welcome Excell to the Harsco family and look forward to its exciting worldwide market opportunities as another strong platform to Harsco's continuing growth," said Harsco President, CFO and Treasurer, Salvatore Fazzolari.

Harsco is a leading worldwide industrial services company serving major customers around the globe. The Company's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=361

The Excell Materials logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3278

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            (717) 730-3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            (717) 975-5677
            etruett@harsco.com
          www.harsco.com